Exhibit 99.1

Contact:

Kevin Rakin	Rhonda Chiger (investors)
President & Chief Executive Officer	Rx Communications
Genaissance Pharmaceuticals, Inc.	917.322.2569
203.773.1450	rchiger@RxIR.com
k.rakin@genaissance.com

For Immediate Release

Genaissance Pharmaceuticals Reports Results for Second Quarter

and First Half of 2004

- Launched the FAMILIONTM Test, Reimbursable Orders Processed -

New Haven, CT, August 12, 2004 – Genaissance Pharmaceuticals, Inc. (NASDAQ: GNSC) today reported its financial results for the second quarter ended June 30, 2004, which include the results of operations of Lark Technologies, Inc. and DNA Sciences since being acquired on April 1, 2004, and May 15, 2003, respectively.

For the three months ended June 30, 2004, revenue increased 72% to $5.4 million, compared to revenue of $3.1 million for the three months ended June 30, 2003, primarily as a result of the Lark acquisition.  Operating expenses for the three months ended June 30, 2004, were $11.8 million, compared to operating expenses of $7.1 million for the three months ended June 30, 2003.  The increase in operating expenses was primarily attributable to cost of sales and other expenses related to the acquisitions, expenses associated with the launch of the FAMILIONTM Test, and expenses, including a non-cash charge incurred for the issuance of 84,000 shares of common stock, associated with Genaissance entering into a letter of intent to license a drug in clinical development.  For the three months ended June 30, 2004, Genaissance’s net loss attributable to common stockholders was $7.8 million, or $0.26 per share, compared to a net loss of $3.8 million, or $0.17 per share, for the three months ended June 30, 2003.  The increase in net loss per share was attributable to the increases in operating expenses, as well as to a one-time charge for the issuance of a new common stock warrant related to the early exercise of a previous Series A Preferred Stock warrant.

For the six months ended June 30, 2004, revenues grew 73% to $9.1 million, compared to $5.3 million for the same period last year, primarily as a result of the Lark and DNA Sciences acquisitions.  Operating expenses for the six months ended June 30, 2004, were $20.0 million compared to $13.9 million for the six months ended June 30, 2003.  The increase in operating expenses was primarily attributable to the acquisitions, as well as the items noted above.  For the six months ended June 30, 2004, Genaissance’s net loss attributable to common stockholders was $12.6 million, or $0.47 per share, compared to a net loss of $8.5 million, or $0.37 per share, for the six months ended June 30, 2003.  The increase in net loss per share was attributable to the increases in operating expenses, as well as the charge for the issuance of the new warrant.

As of June 30, 2004, the Company had cash, cash equivalents and marketable securities totaling $11.6 million.

Recent corporate highlights include:

Proprietary Products:

•                  Genaissance launched its proprietary FAMILIONTM Test in May at HEART RHYTHM 2004, the Heart Rhythm Society’s 25th Annual Scientific Sessions, received its Medicare submission number for processing Medicare claims, and processed the first reimbursable patient samples in its CLIA-licensed facility in New Haven, Connecticut.  The test is designed to detect mutations responsible for causing Familial Long QT and Brugada Syndromes, two causes of sudden cardiac death.

•                  In April, Genaissance signed a letter of intent to in-license a drug candidate in Phase II clinical development.  The Company believes that its HAPTM Technology and clinical genetics capabilities could be used to identify genetic markers to segregate responders from non-responders for this therapeutic.  Genaissance issued shares of its common stock in consideration for the exclusive right to negotiate a final agreement.  There can be no assurance, however, that Genaissance will enter into an agreement to license this drug candidate.

Services and Collaborations:

•                  Genaissance substantially completed the integration of Lark Technologies and made changes in its senior management structure in light of Genaissance’s expanded services business.  Gerald F. Vovis, Ph.D., Executive Vice President and Chief Technology Officer, is now responsible for worldwide operations, and Carl Balezentis, Ph.D., Senior Vice President of Genaissance and President of Lark, is now responsible for worldwide sales and marketing for the Company’s services business.

•                  Genaissance licensed its HAPTM Technology for use in a specific drug development program.  Under the terms of the agreement, Genaissance will receive license and service fees, including fees for genotyping clinical samples, as well as certain companion genetic test development and commercialization rights.

•                  The Animal and Plant Health Inspection Service, a division of the United States Department of Agriculture (USDA), approved Genaissance as a laboratory certified to conduct genotyping services to determine the susceptibility of sheep to Scrapie.  The Company began processing samples under a contract that the USDA subsequently awarded to Genaissance as part of the National Scrapie Eradication Program.  Scrapie is a fatal, degenerative disease affecting the central nervous system of sheep and goats.

Corporate:

•                  Genaissance received $4.3 million from the holder of its Series A Preferred Stock upon the early exercise by the investor of a warrant to acquire 190,000 additional shares of Series A Preferred Stock.

•                  Genaissance appointed former Pharmacia executive Matthew W. Kalnik, Ph.D., to the position of Senior Vice President, Business Development.  He will be responsible for the commercialization of Genaissance’s proprietary products, including the FAMILIONTM Test and products in development, as well as commercial applications of the Company’s HAPTM Technology.

“With the addition of Lark, we believe that we now have critical mass in our services business as well as a team focused on growth,” said Kevin Rakin, President and Chief Executive Officer of Genaissance.  “The other parts of our business also made substantial progress during this quarter, in concert with our strategy of adding proprietary products to our base services and collaboration business.  We received reimbursable orders for the FAMILIONTM Test only a few months after its launch.  In addition, we continue to be proactive towards meeting our goal of in-licensing a proprietary drug that can be developed with a companion test to identify responders, and have moved forward in this regard with the signing of a letter of intent for a therapeutic.”

Genaissance will host a conference call and web cast to discuss events disclosed in this press release.  The previously announced call is scheduled for today at 11:00 a.m. Eastern time.  To participate in this call, dial 719-457-2727, confirmation code 295227, shortly before 11:00 a.m.  A replay of the call will be available from 2:00 p.m. Eastern time through midnight Wednesday, August 18, 2004.  The replay number is 719-457-0820, confirmation code 295227.  The web cast can be accessed at www.genaissance.com.

Genaissance Pharmaceuticals, Inc. is a world leader in the discovery and use of human gene variation for the development of a new generation of DNA-based diagnostic and therapeutic products.  Genaissance markets its technology, clinical development skills and pharmacogenomic services as a complete solution for improving the development, marketing and prescribing of drugs.  Genaissance offers the FAMILION™ Test, a CLIA-compliant genetic test for cardiac channelopathies.  Genaissance is headquartered in Science Park in New Haven, Connecticut.  Visit the company’s website at www.genaissance.com.

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This press release contains forward-looking statements, including statements about the expected growth and development of Genaissance’s business and market opportunities, its future license and service fees, its pharmacogenomic product pipeline and its first marketed molecular test, the FAMILIONTM Test.  Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performance to differ materially from those referred to in such statements, including, but not limited to, the extent to which genetic markers (haplotypes) are predictive of clinical outcomes and drug efficacy and safety, the attraction of new business and strategic partners, the adoption of our technologies by the pharmaceutical industry, the timing and success of clinical trials, competition from pharmaceutical, biotechnology and diagnostics companies, the strength of our intellectual property rights and those risks identified in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 17, 2004, and in other filings we make with the Securities and Exchange Commission from time to time. The forward-looking statements contained herein represent the judgment of Genaissance as of the date of this release. Genaissance disclaims any obligation to update any forward-looking statement.

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GENAISSANCE PHARMACEUTICALS, INC.

Statement of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

Revenue:
License and research	$2,553	$2,726	$5,421	$4,865
Laboratory services	2,802	387	3,662	387

Total revenue	5,355	3,113	9,083	5,252

Operating expenses:
Cost of laboratory services	1,986	347	2,847	347
Research and development	6,128	4,709	11,140	9,448
Selling, general and administrative	3,666	2,062	6,024	4,121

Total operating expenses	11,780	7,118	20,011	13,916

Loss from operations	(6,425)	(4,005)	(10,928)	(8,664)

Other income	9	90	84	224
Warrant issuance expense	(833)	—	(833)	—
Interest expense	(175)	(191)	(355)	(392)

Loss before benefit from income taxes and equity in loss of affiliate	(7,424)	(4,106)	(12,032)	(8,832)

Income tax (expense) benefit	(36)	320	13	320

Equity in loss of affiliate	(150)	—	(300)	—

Net loss	(7,610)	(3,786)	(12,319)	(8,512)

Preferred stock dividends and accretion	(111)	—	(221)	—
Beneficial conversion feature of warrant	(40)	—	(46)	—

Net loss attributable to common stockholders	$(7,761)	$(3,786)	$(12,586)	$(8,512)

Net loss per common share, basic and diluted	$(0.26)	$(0.17)	$(0.47)	$(0.37)

Weighted average shares used in computing net loss per common share	30,073	22,900	26,633	22,883

BALANCE SHEET DATA

(In thousands)

(Unaudited)

	June 30, 2004	Dec. 31, 2003

Cash, cash equivalents and marketable securities	$11,571	$16,804
Working capital	9,883	14,195
Total assets	53,007	35,589
Long-term debt	8,754	9,118
Stockholder’s equity	22,408	8,397

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